EX-99.1

Joint News Release

Media Contacts:
Laura Musall, Citizens Gas & Coke Utility - (317) 927-4718
Anthony Swinger, Indiana Office of Utility Consumer Counselor - (317) 233-2747 Briane House, ProLiance Energy - (317) 231-6824
Mike Roeder, Vectren - (812) 491-4143


                         ProLiance Settlement Approved,
              Customers Save Millions, Utilities Receive Certainty


July 24, 2002 (Indianapolis, Ind.) -- Today the Indiana Utility Regulatory Commission (IURC) approved a settlement resolving gas cost issues that have been pending before the IURC relating to ProLiance Energy, LLC. This order brings to closure more than six years of litigation related to Citizens Gas & Coke Utility's (Citizens) and Vectren Energy Delivery of Indiana, Inc.'s (Vectren) receipt of gas supply services from ProLiance.

In April, Citizens, Vectren, the Indiana Office of Utility Consumer Counselor
(OUCC), the Citizens Action Coalition of Indiana, Inc.(CAC), and an ad-hoc group of large volume gas customers filed an agreement in principle with the IURC setting forth the basic framework for an overall settlement. The parties then submitted a final detailed settlement in early June which has now been approved by the IURC.

Created as a joint venture of Citizens and Vectren in 1996, ProLiance is a gas supply alliance designed to reduce the utilities' gas costs, as well as operate as a competitive natural gas marketer to larger commercial and industrial customers throughout Indiana and the Midwest. The order settles a number of issues that had been pending for several years, including how customer benefits should be shared.

"Today's decision is great news for Citizens and Vectren utility customers," said Anne E. Becker, Indiana's Utility Consumer Counselor, the statutory representative of Indiana utility customers. "This detailed settlement represents the hard work of all parties involved and provides a framework for future additional shared savings."

In addition to the $50-plus million customers have already realized in savings to date in the form of reduced gas costs, Citizens and Vectren customers will receive later this year an additional gas cost refund of $12.7 million. Customers will also receive additional annual benefits of $2.2 million in reduced fees and costs under the proposal. Further, the agreement provides that beginning in 2004 consumers will share in certain additional cost savings related to gas purchases.

"The ProLiance savings have provided significant benefits for several years. This additional sharing arrangement will bring even greater value to our customers in the future," said Vectren President and Chief Operating Officer Andrew E. Goebel. "By bringing closure to these issues, this also brings certainty to our investors. Vectren now has a 61 percent ownership stake in ProLiance which represents an important part of our business strategy and the decision helps investors understand how customers and the company will share benefits and risks."

"We're pleased to have a decision that further benefits our customers," said David N. Griffiths, President and Chief Executive Officer of Citizens Gas, which has a 39-percent ownership in ProLiance. "ProLiance not only helps Citizens Gas hold down its gas costs, but it has become a successful company that is engaged in the Indianapolis community."

Apart from the immediate refund and cost reductions, the settlement also provides for a more transparent operating arrangement as well as ProLiance's continued role as the provider of gas supply services to the utilities through 2007. ProLiance also will commence supplying gas to Southern Indiana Gas and Electric Company. Significant terms of the IURC order include:

1. The utilities' natural gas will be purchased through a gas cost incentive mechanism that shares price risk and reward between the utilities and customers;

2. Beginning in 2004, ProLiance will provide the utilities with an interstate pipeline transport and storage service price discount, thus providing additional savings to customers;

3. As ProLiance continues to provide the utilities with its supply services, Citizens and Vectren will together annually provide an additional $2,million per year in customer benefits in 2003, 2004 and 2005; and

4. In 2006, the utilities will conduct a competitive bidding process for provision of gas supply services commencing in 2007.